Filed Pursuant to Rule 424(b)(2)

File No. 333-159738

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium Term Notes, Series K, Notes Linked to an International ETF Basket due July 8, 2013	$2,598,000	$185.24

(1)

The total filing fee of $185.24 is calculated in accordance with Rule 457(r) of the Securities Act of 1933 (the “Securities Act”) and will be paid by wire transfer within the time required by Rule 456(b) of the Securities Act.

PRICING SUPPLEMENT No. 4 dated June 23, 2010 (To Product Supplement No. 4 dated May 28, 2010, Prospectus Supplement dated April 23, 2010 and Prospectus dated June 4, 2009)

Wells Fargo & Company Medium-Term Notes, Series K ETF Linked Securities Upside Participation To A Cap And Fixed Percentage Buffered Downside

Enhanced Growth Securities Notes Linked to an International ETF Basket due July 8, 2013

■    Linked to an International ETF Basket comprised of the iShares® MSCI Australia Index Fund (25%), the iShares® MSCI Brazil Index Fund (25%), the iShares® MSCI Canada Index Fund (25%) and the iShares® MSCI Mexico Investable Market Index Fund (25%)

■    125% participation in the upside performance of the basket, subject to a cap of 40%

■    Protection against a decline in the basket as long as the ending price has not declined by more than 20% from the starting price

■    1-to-1 downside exposure to decreases in the value of the basket in excess of 20%

■    Term of approximately 3 years

■    No periodic interest payments

■    May receive less, and possibly significantly less, than the original offering price

Investing in the notes involves risks. See “Risk Factors” on page PRS-5.

The notes are unsecured obligations of Wells Fargo and all payments on the notes are subject to the credit risk of Wells Fargo. The notes are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency of the United States or any other jurisdiction. The notes are not guaranteed under the FDIC’s Temporary Liquidity Guarantee Program.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)	Proceeds to Wells Fargo
Per Note	100.00%	2.25%	97.75%
Total	$2,598,000	$58,455	$2,539,545

(1)

In addition to the agent discount, the original offering price specified above includes structuring and development costs. The agent discount and structuring and development costs total approximately $30.49 per $1,000 note. See “Plan of Distribution” in the accompanying prospectus supplement for further information including information regarding how we may hedge our obligations under the notes.

Wells Fargo Securities

Enhanced Growth Securities Notes Linked to an International ETF Basket due July 8, 2013

Investment Description

The Notes Linked to an International ETF Basket due July 8, 2013 are senior unsecured debt securities of Wells Fargo & Company that provide (i) the possibility of a leveraged return, subject to a cap, if the value of the basket of exchange traded funds (the “Basket”) increases moderately from its starting price to its ending price, (ii) return of principal if, and only if, the ending price of the Basket is not less than the threshold price and (iii) exposure to decreases in the value of the Basket if the ending price is less than the threshold price. The Basket is comprised of the following basket components, with each basket component having a 25% weighting in the Basket: the iShares® Australia Index Fund; the iShares® Brazil Index Fund; the iShares® Canada Index Fund; and the iShares® Mexico Investable Market Index Fund. If the ending price is less than the threshold price, you will receive less, and possibly significantly less, than the original public offering price of your notes.

You should read this pricing supplement together with the accompanying product supplement no. 4 dated May 28, 2010, prospectus supplement dated April 23, 2010 and prospectus dated June 4, 2009 for additional information about the notes. You should not rely on any free writing prospectus filed prior to the date of this pricing supplement in connection with making a decision to invest in the notes unless it specifically refers to the notes. Information included in this pricing supplement supercedes information in the accompanying product supplement, prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the accompanying product supplement.

Investor Considerations

We have designed the notes for investors who:

¡

seek exposure to the upside performance of the Basket and desire to enhance any increase in the Basket, in each case subject to the capped value, and want to protect 20% of the original public offering price of the notes by:

☐	participating 125% in any increase in the ending price over the starting price, subject to the capped value; and

☐	protecting against any decline in the Basket, as long as the ending price has not declined by more than 20% from the starting price;

¡	understand that if any decline in the ending price is more than 20% of the starting price, they will receive less, and possibly significantly less, than the original offering price of the notes;

¡	do not seek current income; and

¡	are willing to hold the notes until maturity.

The notes are not designed for, and may not be a suitable investment for, investors who:

¡	seek a liquid investment or are unable or unwilling to hold the notes to maturity;

¡	expect the value of the Basket to decrease more than 20% from its starting price;

¡	seek full exposure to the upside performance of the Basket;

¡	seek full principal protection for their investment;

¡	seek exposure to the Basket but are unwilling to accept the risk/return trade-offs inherent in the payment at stated maturity for the notes;

¡	are unwilling to accept the credit risk of Wells Fargo to obtain exposure to the Basket generally, or to the exposure to the Basket that the notes provide specifically; and

¡	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BTC”). The notes are not sponsored, endorsed, sold or promoted by BTC, its affiliate, BlackRock Fund Advisors (“BFA”), or iShares, Inc. None of BTC, BFA, or iShares, Inc. makes any representations or warranties to the holders of the notes or any member of the public regarding the advisability of investing in the notes. None of BTC, BFA, or iShares, Inc. will have any obligation or liability in connection with the registration, operation, marketing, trading or sale of the notes or in connection with Wells Fargo & Company’s use of information about the iShares® MSCI Australia Index Fund, the iShares® MSCI Brazil Index Fund, the iShares® MSCI Canada Index Fund and the iShares® MSCI Mexico Investable Market Index Fund.

PRS-2

Enhanced Growth Securities Notes Linked to an International ETF Basket due July 8, 2013

Terms of the Notes

Market Measure:	A basket (the “Basket”) comprised of the following basket components, with the return of each basket component having a 25% weighting in the Basket: the iShares MSCI Australia Index Fund; the iShares MSCI Brazil Index Fund; the iShares MSCI Canada Index Fund; and the iShares MSCI Mexico Investable Market Index Fund.

Pricing Date:	June 23, 2010

Issue Date:	June 28, 2010
The “redemption amount” per note will equal: • If the ending price is greater than the starting price, the lesser of: (i) the original offering price per note plus:

Redemption Amount:	[	original offering price per note x	[	ending price –starting price starting price	]	x participation rate	]	; and

(ii)    the capped value;

• If the ending price is less than or equal to the starting price, but greater than or equal to the threshold price: the original offering price per note; or

• If the ending price is less than the threshold price: the original offering price per note minus:

	[	original offering price per note x	threshold price – ending price starting price	]
If the ending price is less than the threshold price, you will receive less, and possibly significantly less, than the original offering price of your notes.

Stated Maturity Date:	July 8, 2013, subject to postponement if a market disruption event occurs.

Starting Price:	The starting price is 100.

Ending Price:	The “ending price” will be calculated based on the weighted returns of the basket components and will be equal to the product of (i) 100 and (ii) an amount to equal 1 plus the sum of: (A) 25% of the component return of the iShares MSCI Australia Index Fund; (B) 25% of the component return of the iShares MSCI Brazil Index Fund; (C) 25% of the component return of the iShares MSCI Canada Index Fund; and (D) 25% of the component return of the iShares MSCI Mexico Investable Market Index Fund.

PRS-3

Enhanced Growth Securities Notes Linked to an International ETF Basket due July 8, 2013

Terms of the Notes (Continued)

Component Return:

The “component return” of a basket component will be equal to:

final component price – initial component price

initial component price

where,

• the “initial component price” is the fund closing price of such basket component on the pricing date; and

• the “final component price” is the fund closing price of such basket component on the calculation day.

The initial component prices of the basket components are as follows: iShares MSCI Australia Index Fund (20.74); iShares MSCI Brazil Index Fund (66.70); iShares MSCI Canada Index Fund (26.65); and iShares MSCI Mexico Investable Market Index Fund (51.20).

Capped Value:

The capped value is 140% of the original offering price per note ($1,400 per $1,000 note). References in this pricing supplement to a “$1,000 note” are to a note with an original offering price of $1,000.

Threshold Price:	The threshold price will be equal to 80% of the starting price.

Participation Rate:	125%

Calculation Day:	June 28, 2013 or, if such day is not a trading day, the next succeeding trading day. The calculation day is subject to postponement due to the occurrence of a market disruption event.

Calculation Agent:	Wells Fargo Securities, LLC

Tax Consequences:	The United States federal income tax consequences of your investment in the notes are uncertain. We urge you to read the discussion on page PS-22 of the accompanying product supplement and discuss the tax consequences of your investment in the notes with your tax advisor. Notwithstanding such discussion, pursuant to recently enacted legislation, certain payments in respect of notes made to corporate United States holders after December 31, 2011 may be subject to information reporting and backup withholding.

Agent:	Wells Fargo Securities, LLC. The agent may resell the notes to Wells Fargo Investments, LLC or Wells Fargo Advisors, LLC at the original offering price of the notes less a concession not in excess of 2.25% of the original offering price of the notes. Wells Fargo Investments, LLC and Wells Fargo Advisors, LLC are our affiliates.

Denominations:	$1,000 and any integral multiple of $1,000.

CUSIP:	94986RAD3

PRS-4

Enhanced Growth Securities Notes Linked to an International ETF Basket due July 8, 2013

Risk Factors

The risks set forth below are discussed more fully in the accompanying product supplement.

•	Your Investment May Result In A Loss.

•	Your Yield May Be Lower Than The Yield On Other Debt Securities Of Comparable Maturity.

•	Your Return Will Be Limited By A Capped Value And May Not Reflect The Return On A Direct Investment In The Market Measure.

•	The Notes Are Subject To The Credit Risk Of Wells Fargo.

•	No Periodic Interest Will Be Paid On The Notes.

•

The Inclusion Of The Agent Discount Or Commission And Structuring And Development Costs In The Original Offering Price Of The Notes And Certain Hedging Costs Are Likely To Adversely Affect The Price At Which You Can Sell Your Notes.

•	The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•	We Do Not Expect A Trading Market For The Notes To Develop.

•	Your Return On The Notes Could Be Less Than If You Owned The Shares Of An Exchange Traded Fund.

•	Historical Values Of A Market Measure Or The Securities Included In A Market Measure Should Not Be Taken As An Indication Of The Future Performance Of Such Market Measure During The Term Of The Notes.

•	Changes That Affect An Exchange Traded Fund Or Its Related Underlying Index May Affect The Value Of The Notes And The Amount You Will Receive At Stated Maturity.

•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In An Exchange Traded Fund Or Its Underlying Index.

•	We And Our Affiliates Have No Affiliation With Any Of The Sponsors And Are Not Responsible For Their Public Disclosure Of Information.

•	An Investment Linked To The Shares Of An Exchange Traded Fund Is Different From An Investment Linked To The Related Underlying Index.

•	You Will Not Have Any Shareholder Rights With Respect To The Shares Of Any Exchange Traded Fund.

•	Anti-dilution Adjustments Relating To The Shares Of An Exchange Traded Fund Do Not Address Every Event That Could Affect Such Shares.

•	If Your Notes Are Linked To An Exchange Traded Fund That Includes Non-U.S. Stocks, An Investment In The Notes Is Subject To Risks Associated With Foreign Securities Markets.

•	Exchange Rate Movements May Impact The Value Of The Notes.

•	If The Market Measure To Which Your Notes Are Linked Is A Basket, Changes In The Value Of One Or More Basket Components May Offset Each Other.

•	The Calculation Agent Can Postpone The Stated Maturity Date If A Market Disruption Event Occurs.

•	Research Reports And Other Transactions May Create Conflicts Of Interest Between You And Us.

•	Potential Conflicts Of Interest Could Arise.

•	Trading And Other Transactions By Us Or Our Affiliates Could Affect The Level Of A Market Measure, Prices Of Securities Included In A Market Measure Or The Value Of The Notes.

•	Significant Aspects Of The Tax Treatment Of The Notes Are Uncertain.

PRS-5

Enhanced Growth Securities Notes Linked to an International ETF Basket due July 8, 2013

Determining Payment at Stated Maturity

On the stated maturity date, you will receive a cash payment per $1,000 note (the redemption amount) calculated as follows:

Hypothetical Payout Profile

The following profile is based on a capped value of 140% or $1,400 per $1,000 note, a participation rate of 125% and a threshold price equal to 80% of the starting price. This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending price and the term of your investment.

PRS-6

Enhanced Growth Securities Notes Linked to an International ETF Basket due July 8, 2013

Hypothetical Payments at Stated Maturity

Set forth below are four examples of payment at stated maturity calculations (rounded to two decimal places) and assuming component returns as indicated in the examples.

Example 1. Redemption amount is greater than the original offering price but less than the capped value:

	iShares MSCI Australia Index Fund	iShares MSCI Brazil Index Fund	iShares MSCI Canada Index Fund	iShares MSCI Mexico Investable Market Index Fund
Initial Component Price	20.74	66.70	26.65	51.20
Final Component Price	23.89	73.90	31.85	57.66
Component Return	15.19%	10.79%	19.51%	12.62%

Based on the component returns set forth above, the ending price would equal:

100 x [1 + (25% x 15.19%) + (25% x 10.79%) + (25% x 19.51%) + (25% x 12.62%)] = 114.53

Since the ending price is greater than the starting price, the redemption amount would equal:

$1,000 +	$1,000	x	114.53 – 100	x 125%	= $	1,181.63
100

On the stated maturity date you would receive $1,181.63 per $1,000 note.

Example 2. Redemption amount is equal to the capped value:

	iShares MSCI Australia Index Fund	iShares MSCI Brazil Index Fund	iShares MSCI Canada Index Fund	iShares MSCI Mexico Investable Market Index Fund
Initial Component Price	20.74	66.70	26.65	51.20
Final Component Price	30.12	93.59	37.71	74.92
Component Return	45.23%	40.31%	41.50%	46.33%

Based on the component returns set forth above, the ending price would equal:

100 x [1 + (25% x 45.23%) + (25% x 40.31%) + (25% x 41.50%) + (25% x 46.33%)] = 143.34

The redemption amount would be equal to the capped value since the capped value is less than:

$1,000 +	$1,000	x	143.34 – 100	x 125%	= $	1,541.75
100

On the stated maturity date you would receive $1,400 per $1,000 note.

In addition to limiting your return on the notes, the capped value limits the positive effect of the participation rate. If the ending price is greater than the starting price, you will participate in the performance of the Basket at a rate of 125% up to a certain point. However, the participation rate only has a positive effect for ending prices that are not greater than 132% of the starting price and the participation rate will not have a positive effect for any ending price greater than 132% of the starting price since your return on the notes will be limited to the capped value.

PRS-7

Enhanced Growth Securities Notes Linked to an International ETF Basket due July 8, 2013

Hypothetical Payments at Stated Maturity (Continued)

Example 3. Redemption amount is equal to the original offering price:

	iShares MSCI Australia Index Fund	iShares MSCI Brazil Index Fund	iShares MSCI Canada Index Fund	iShares MSCI Mexico Investable Market Index Fund
Initial Component Price	20.74	66.70	26.65	51.20
Final Component Price	18.62	63.18	27.17	48.46
Component Return	-10.22%	-5.28%	1.95%	-5.35%

Based on the component returns set forth above, the ending price would equal:

100 x [1 + (25% x -10.22%) + (25% x -5.28%) + (25% x 1.95%) + (25% x -5.35%)] = 95.28

Since the ending price is less than the starting price, but not by more than 20%, you would not lose any of the original public offering price of your notes.

On the stated maturity date you would receive $1,000 per $1,000 note.

Example 4. Redemption amount is less than the original offering price:

	iShares MSCI Australia Index Fund	iShares MSCI Brazil Index Fund	iShares MSCI Canada Index Fund	iShares MSCI Mexico Investable Market Index Fund
Initial Component Price	20.74	66.70	26.65	51.20
Final Component Price	14.47	48.94	14.42	30.43
Component Return	-30.23%	-26.63%	-45.89%	-40.57%

Based on the component returns set forth above, the ending price would equal:

100 x [1 + (25% x -30.23%) + (25% x -26.63%) + (25% x -45.89%) + (25% x -40.57% )] = 64.17

Since the ending price is less than the starting price by more than 20%, you would lose a portion of the original public offering price of your notes and receive the redemption amount equal to:

$1,000 –	$1,000	x	80 – 64.17	= $	841.70
100

On the stated maturity date you would receive $841.70 per $1,000 note.

To the extent that the component returns differ from the values assumed above, the results indicated above would be different.

PRS-8

Enhanced Growth Securities Notes Linked to an International ETF Basket due July 8, 2013

Hypothetical Returns

The following table illustrates, for a range of hypothetical ending prices of the Basket:

•	the hypothetical percentage change from the starting price to the ending price;

•	the hypothetical redemption amount payable at stated maturity per $1,000 note (rounded to two decimal places);

•	the hypothetical total pre-tax rate of return; and

•	the hypothetical pre-tax annualized rate of return.

Hypothetical ending price	Hypothetical percentage change from the starting price to the ending price	Hypothetical redemption amount payable at stated maturity per $1,000 note	Hypothetical pre-tax total rate of return	Hypothetical pre-tax annualized rate of return(1)
150.00	50.00%	$1,400.00	40.00%	11.42%
140.00	40.00%	$1,400.00	40.00%	11.42%
130.00	30.00%	$1,375.00	37.50%	10.79%
120.00	20.00%	$1,250.00	25.00%	7.50%
110.00	10.00%	$1,125.00	12.50%	3.93%
105.00	5.00%	$1,062.50	6.25%	2.01%
100.00(2)	0.00%	$1,000.00	0.00%	0.00%
95.00	-5.00%	$1,000.00	0.00%	0.00%
90.00	-10.00%	$1,000.00	0.00%	0.00%
80.00	-20.00%	$1,000.00	0.00%	0.00%
70.00	-30.00%	$900.00	-10.00%	-3.45%
60.00	-40.00%	$800.00	-20.00%	-7.23%
50.00	-50.00%	$700.00	-30.00%	-11.43%

(1)	The annualized rates of return are calculated on a semi-annual bond equivalent basis.
(2)	The starting price.

The above figures are for purposes of illustration only. The actual amount you receive at stated maturity and the resulting pre-tax rates of return will depend on the actual ending price.

PRS-9

Enhanced Growth Securities Notes Linked to an International ETF Basket due July 8, 2013

The Basket

The Basket will represent a weighted portfolio of the following four basket components, with the return of each basket component having a 25% weighting in the Basket: the iShares MSCI Australia Index Fund, the iShares MSCI Brazil Index Fund, the iShares MSCI Canada Index Fund and the iShares MSCI Mexico Investable Market Index Fund. The value of the Basket will increase or decrease depending upon the performance of the basket components. For more information regarding the basket components, see “The Basket Components,” “The iShares MSCI Australia Index Fund,” “The iShares MSCI Brazil Index Fund,” “The iShares MSCI Canada Index Fund” and “The iShares MSCI Mexico Investable Market Index Fund.”

The Basket is not a recognized market measure. The Basket was created solely for the purposes of the offering of the notes and will be calculated solely during the term of the notes. The Basket does not reflect the performance of all major international securities markets, and may not reflect actual market performance.

The following graph sets forth the historical performance of the Basket from July 31, 2000 through June 23, 2010, assuming that the Basket was constructed on July 31, 2000 with a starting price of 100 and that each of the basket components had a 25% weighting as of such day. We obtained the closing prices and other information used by us in order to create the graph below from Bloomberg Financial Markets (“Bloomberg”). We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The historical basket values, as calculated solely for the purposes of the offering of the notes, fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the value of the Basket during any period shown below is not an indication that the percentage change in the value of the Basket is more likely to be positive or negative during the term of the notes. The historical values do not give an indication of future values of the Basket.

PRS-10

Enhanced Growth Securities Notes Linked to an International ETF Basket due July 8, 2013

The Basket Components

All information contained in this pricing supplement regarding the iShares® MSCI Australia Index Fund (the “Australia Fund”), the iShares® MSCI Brazil Index Fund (the “Brazil Fund”), the iShares® MSCI Canada Index Fund (the “Canada Fund”) and the iShares® MSCI Mexico Investable Market Index Fund (the “Mexico Fund”) (individually, an “iShares Fund” and collectively, the “iShares Funds”) and their underlying indices (as defined below) is derived from iShares, Inc. (“iShares”) and from BlackRock Institutional Trust Company, N.A. (“BTC”), formerly known as Barclays Global Investors, N.A. (“BGI”), BlackRock Fund Advisors (“BFA”), formerly known as Barclays Global Fund Advisors (“BGFA”), MSCI, Inc. (“MSCI”) or other publicly available sources, including the iShares Prospectus relating to such iShares Fund, each dated January 1, 2010 (as supplemented from time to time thereafter) and each a part of Post-Effective Amendment No. 105 to the Registration Statement filed with the Securities and Exchange Commission (the “SEC”) on Form N-1A, on December 23, 2009 under the Securities Act of 1933, as amended (the “Securities Act”), and the Investment Company Act of 1940, as amended (the “Investment Company Act”) (File Nos. 033-97598 and 811-09102). Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. None of such publicly available information is incorporated by reference into this pricing supplement. Such information reflects the policies of iShares, BTC, BFA and MSCI as stated in such sources, and such policies are subject to change by iShares, BTC, BFA and MSCI. We make no representation or warranty as to the accuracy or completeness of any information relating to the iShares Funds or the underlying indices. iShares, BTC and BFA are under no obligation to continue the iShares Funds and may discontinue the iShares Funds at any time. MSCI is under no obligation to continue to publish the underlying indices and may discontinue publication of the underlying indices at any time.

General

The iShares Funds are issued by iShares, and each iShares Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of its underlying index. The underlying indices are the MSCI Australia Index, the MSCI Brazil Index, the MSCI Canada Index and the MSCI Mexico Investable Market Index (individually, an “underlying index” and collectively, the “underlying indices”). iShares is a registered investment company, and BFA is the investment advisor to the iShares Funds. The Australia Fund and the Canada Fund are designed to track developed market equity performance in Australia and Canada, as the case may be. The Brazil Fund and the Mexico Fund are designed to track emerging market equity performance in Brazil and Mexico, as the case may be.

Prior to December 1, 2009, BGFA served as the investment adviser to the iShares Funds. On December 1, 2009, BlackRock, Inc. announced that it had completed its merger with BGI, including the merger of the iShares exchange traded fund business. The merger resulted in the automatic termination of the investment advisory agreement of each iShares Fund with BGFA. After obtaining shareholder approval, a new investment advisory agreement with BGFA was approved. Effective with the merger, BGFA became known as BFA.

The Australia Fund generally invests at least 90% of its assets in the securities of the MSCI Australia Index and in depositary receipts representing securities in the MSCI Australia Index. The Australia Fund will at all times invest at least 80% of its assets in the securities of the MSCI Australia Index or in depositary receipts representing securities in the MSCI Australia Index.

The Brazil Fund generally invests at least 95% of its assets in the securities of the MSCI Brazil Index and in depositary receipts representing securities in the MSCI Brazil Index. The Brazil Fund will at all times invest at least 80% of its assets in the securities of the MSCI Brazil Index or in depositary receipts representing securities in the MSCI Brazil Index.

PRS-11

Enhanced Growth Securities Notes Linked to an International ETF Basket due July 8, 2013

The Basket Components (Continued)

The Canada Fund generally invests at least 95% of its assets in the securities of the MSCI Canada Index and in depositary receipts representing securities in the MSCI Canada Index. The Canada Fund will at all times invest at least 90% of its assets in the securities of the MSCI Canada Index or in depositary receipts representing securities in the MSCI Canada Index.

The Mexico Fund generally invests at least 90% of its assets in the securities of the MSCI Mexico Investable Market Index and in depositary receipts representing securities in the MSCI Mexico Investable Market Index. The Mexico Fund will at all times invest at least 80% of its assets in the securities of the MSCI Mexico Investable Market Index or in depositary receipts representing securities in the MSCI Mexico Investable Market Index.

Each iShares Fund may invest the remainder of its assets in securities not included in its underlying index, but which BFA believes will help such iShares Fund track its underlying index, or in futures contracts, options on futures contracts, other types of options and swaps, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA or its affiliates.

Representative Sampling

BFA employs a technique known as representative sampling to track the underlying indices. Representative sampling is an indexing strategy in which a fund invests in a representative sample of securities that collectively have a similar investment profile as the relevant underlying index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield), and liquidity measures similar to those of the relevant underlying index. Funds that use representative sampling may or may not hold all of the securities that are included in the relevant underlying index.

Correlation

The underlying indices are theoretical financial calculations, while the iShares Funds are actual investment portfolios. The performance of each iShares Fund and its underlying index may vary somewhat due to transaction costs, asset valuations, foreign currency valuations, corporate actions (such as mergers and spin-offs), timing variances, and differences between an iShares Fund’s portfolio and its underlying index resulting from legal restrictions, such as diversification requirements, or the use of representative sampling. “Tracking error” is the difference between the performance (return) of an iShares Fund’s portfolio and that of its underlying index. BFA expects that, over time, the tracking error of each iShares Fund will not exceed 5%. Because the iShares Funds use a representative sampling indexing strategy, they can be expected to have a larger tracking error than if they used a replication indexing strategy. Replication is an indexing strategy in which a fund invests in substantially all of the securities in such underlying index in approximately the same proportions as in the underlying index.

Industry Concentration Policy

Each iShares Fund will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that its underlying index is concentrated.

PRS-12

Enhanced Growth Securities Notes Linked to an International ETF Basket due July 8, 2013

The Basket Components (Continued)

Creation Units

The Australia Fund issues and redeems shares at its net asset value per share only in blocks of 200,000 shares or multiples thereof (“Creation Units”). The Brazil Fund issues and redeems shares at its net asset value per share only in blocks of 50,000 shares or multiples thereof. The Canada Fund issues and redeems shares at its net asset value per share only in blocks of 100,000 shares or multiples thereof. The Mexico Fund also issues and redeems shares at its net asset value per share only in blocks of 100,000 shares or multiples thereof.

Only certain large institutional investors known as Authorized Participants may purchase or redeem Creation Units directly with an iShares Fund. These transactions are usually effected in exchange for a basket of securities similar to an iShares Fund’s portfolio and an amount of cash. Except when aggregated in Creation Units, shares of an iShares Fund are not redeemable securities.

iShare Prices, Dividends, and Distributions

The approximate value of the shares of an iShares Fund is disseminated every fifteen seconds throughout the trading day by the national securities exchange on which such iShares Fund is listed or by other information providers or market data vendors. This approximate value should not be viewed as a “real-time” update of the net asset value, because the approximate value may not be calculated in the same manner as the net asset value, which is computed once a day. The approximate value generally is determined by using current market quotations and/or price quotations obtained from broker-dealers that may trade in the portfolio securities held by such iShares Fund. The iShares Funds are not involved in, or responsible for, the calculation or dissemination of the approximate values and make no warranty as to their accuracy.

The iShares Funds generally pay out dividends from net investment income, if any, semi-annually. Distributions of net realized securities gains, if any, generally are declared and paid annually, but iShares may make distributions on a more frequent basis for each iShares Fund.

The Underlying Indices

The MSCI Australia Index is a free float-adjusted market capitalization index compiled by MSCI and is designed to track developed market equity performance in Australia. The MSCI Australia Index consists of stocks traded primarily on the Australian Stock Exchange. As of June 3, 2010, the MSCI Australia Index’s three largest sectors were financials, materials and consumer staples.

The MSCI Brazil Index is a free float-adjusted market capitalization index compiled by MSCI and is designed to track emerging market equity performance in Brazil. The MSCI Brazil Index consists of stocks traded primarily on the Bolsa de Valores de Sao Paulo Stock Exchange. As of June 3, 2010, the MSCI Brazil Index’s three largest sectors were material, financials and energy.

The MSCI Canada Index is a free float-adjusted market capitalization index compiled by MSCI and is designed to track developed market equity performance in Canada. The MSCI Canada Index consists of stocks traded primarily on the Toronto Stock Exchange. As of June 3, 2010, the MSCI Canada Index’s three largest sectors were financials, energy and materials.

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Enhanced Growth Securities Notes Linked to an International ETF Basket due July 8, 2013

The Basket Components (Continued)

The MSCI Mexico Investable Market Index is a free float-adjusted market capitalization index compiled by MSCI and is designed to track emerging market equity performance in Mexico. The MSCI Mexico Investable Market Index consists of stocks traded primarily on the Mexican Stock Exchange. As of June 3, 2010, the MSCI Mexico Investable Market Index’s three largest sectors were telecommunication services, consumer staples and materials.

Constructing the Underlying Indices

MSCI undertakes an index construction process, which involves: (i) defining the equity universe; (ii) determining the market investable equity universe for each market; (iii) determining market capitalization size segments for each market; (iv) applying index continuity rules for the MSCI Standard Index; (v) creating style segments within each size segment within each market; and (vi) classifying securities under the Global Industry Classification Standard (the “GICS”).

Defining the Equity Universe

(i)	Identifying Eligible Equity Securities: The equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, ETFs, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the equity universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion.

(ii)	Country Classification of Eligible Securities: Each company and its securities (i.e., share classes) are classified in one and only one country, which allows for a distinctive sorting of each company by its respective country.

Determining the Market Investable Equity Universes

A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country. The global investable equity universe is the aggregation of all market investable equity universes.

The investability screens used to determine the investable equity universe in each market are:

(i)	Equity Universe Minimum Size Requirement: This investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization (the “equity universe minimum size requirement”). The equity universe minimum size requirement applies to companies in all markets, DM or EM, and is derived as follows:

•

First, the companies in the DM equity universe are sorted in descending order of full market capitalization and the cumulative coverage of the free float-adjusted market capitalization of the DM equity universe is calculated at each company. Each company’s free float-adjusted market capitalization is represented by the aggregation of the free float-adjusted market capitalization of the securities of that company in the equity universe.

•

Second, when the cumulative free float-adjusted market capitalization coverage of 99% of the sorted equity universe is achieved, the full market capitalization of the company at that point defines the equity universe minimum size requirement.

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Enhanced Growth Securities Notes Linked to an International ETF Basket due July 8, 2013

The Basket Components (Continued)

As of October 22, 2009, the equity universe minimum size requirement was set at $100,000,000. Companies with a full market capitalization below this level are not included in any market investable equity universe. The equity universe minimum size requirement is reviewed and, if necessary, revised at each Semi-Annual Index Review, as described below.

(ii)	Equity Universe Minimum Float-Adjusted Market Capitalization Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

(iii)	DM and EM Minimum Liquidity Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The Annualized Traded Value Ratio (“ATVR”), a measure that offers the advantage of screening out extreme daily trading volumes and taking into account the free float-adjusted market capitalization size of securities, is used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% of 3-month ATVR and 90% of 3-month frequency of trading over the last 4 consecutive quarters, as well as 20% of 12-month ATVR, are required for inclusion of a security in a market investable equity universe of a DM. A minimum liquidity level of 15% of 3-month ATVR and 80% of 3-month frequency of trading over the last 4 consecutive quarters, as well as 15% of 12-month ATVR, are required for inclusion of a security in a market investable equity universe of an EM.

Due to liquidity concerns relating to securities trading at very high stock prices, a security with a stock price above $10,000 will fail the liquidity screening and will not be included in any market investable equity universe. This limitation applies only for securities that are not currently constituents of the MSCI Global Investable Market Indices. Current constituents of the MSCI Global Investable Market Indices will remain in their respective indices even if their stock price passes $10,000.

(iv)	Global Minimum Foreign Inclusion Factor Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe. Exceptions to this general rule are made only in the limited cases where the exclusion of securities of a very large company would compromise the Standard Index’s ability to fully and fairly represent the characteristics of the underlying market.

(v)	Minimum Length of Trading Requirement: This investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a semi-annual index review. This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a quarterly or semi-annual index review.

PRS-15

Enhanced Growth Securities Notes Linked to an International ETF Basket due July 8, 2013

The Basket Components (Continued)

Defining Market Capitalization Size Segments for Each Market

Once a market investable equity universe is defined, it is segmented into the following size-based indices (the “Size Segment Indices”):

•	Investable Market Index (Large + Mid + Small)

•	Standard Index (Large + Mid)

•	Large Cap Index

•	Mid Cap Index

•	Small Cap Index

Creating the Size Segment Indices in each market involves the following steps: (i) defining the market coverage target range for each size segment; (ii) determining the global minimum size range for each size segment; (iii) determining the market size-segment cutoffs and associated segment number of companies; (iv) assigning companies to the size segments; and (v) applying final size-segment investability requirements.

Index Continuity Rules for the Standard Indices

In order to achieve index continuity, as well as provide some basic level of diversification within a market index, notwithstanding the effect of other index construction rules, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.

If after the application of the index construction methodology, a Standard Index contains fewer than five securities in a DM or three securities in an EM, then the largest securities by free float-adjusted market capitalization are added to the Standard Index in order to reach five constituents in that DM or three in that EM. At subsequent index reviews, if the free float-adjusted market capitalization of a non-index constituent is at least 1.50 times the free float-adjusted market capitalization of the smallest existing constituent after rebalancing, the larger free float-adjusted market capitalization security replaces the smaller one.

Creating Style Indices within Each Size Segment

All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology. The classification of a security into the value or growth segment is used by MSCI to construct additional indices.

Classifying Securities under the Global Industry Classification Standard

All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s, the GICS. The GICS entails four levels of classification: (1) sector; (2) industry groups; (3) industries; (4) sub-industries. Under the GICS, each company is assigned uniquely to one sub-industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS. The GICS classification of each security is used by MSCI to construct additional indices.

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Enhanced Growth Securities Notes Linked to an International ETF Basket due July 8, 2013

The Basket Components (Continued)

Maintenance of the Underlying Indices

Each component country index is maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of such index, and index stability and low index turnover.

In particular, index maintenance involves:

(i)	Semi-Annual Index Reviews (“SAIRs”) in May and November of the Size Segment which include:

•	Updating the indices on the basis of a fully refreshed equity universe.

•	Taking buffer rules into consideration for migration of securities across size and style segments.

•	Updating FIFs and Number of Shares (“NOS”).

The objective of the SAIRs is to systematically reassess the various dimensions of the equity universe for all markets on a fixed semi-annual timetable. A SAIR involves a comprehensive review of the Size Segment Indices. During each SAIR, the equity universe is updated and the global minimum size range is recalculated for each size segment. Among other index maintenance activities, for each market, new equity securities are identified and tested for inclusion in the relevant index and existing component securities are evaluated to ensure they meet the revised requirements for inclusion in the relevant index.

(ii)	Quarterly Index Reviews (“QIRs”) in February and August of the Size Segment Indices aimed at:

•	Including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index.

•	Allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR.

•	Reflecting the impact of significant market events on FIFs and updating NOS.

The objective of the QIRs is to ensure that the MSCI Indices continue to be an accurate reflection of the evolving equity marketplace. This is achieved by a timely reflection of significant market driven changes that were not captured in the index at the time of their actual occurrence but are significant enough to be reflected before the next SAIR. QIRs may result in additions or deletions due to, among other factors, migration to another Size Segment Index, and changes in FIFs and NOS. Only additions of significant new investable companies are considered during a QIR and only with respect to Standard Indices.

(iii)	Ongoing event-related changes. Ongoing event-related changes to the indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes generally are reflected in the indices at the time of the event. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

The results of the SAIRs and QIRs are announced at least two weeks in advance of implementation. All changes resulting from corporate events are announced prior to their implementation.

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Enhanced Growth Securities Notes Linked to an International ETF Basket due July 8, 2013

The Basket Components (Continued)

Index Calculation

The underlying indices are calculated using the Laspeyres’ concept of a weighted arithmetic average together with the concept of chain-linking. As a general principle, today’s MSCI Indices levels are obtained by applying the change in the market performance to the previous period levels of each underlying index.

Corporate Events

In addition to the index maintenance described above, maintaining the component country indices also includes monitoring and completing adjustments for certain corporate events, including mergers and acquisitions, tender offers, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spin-offs. The adjustments for certain corporate events are described more fully below.

Mergers and Acquisitions

As a general principle, MSCI implements mergers and acquisitions as of the close of the last trading day of the acquired entity or merging entities (last offer day for tender offers), regardless of the status of the securities (index constituents or non-index constituents) involved in the event. MSCI uses market prices for implementation. This principle applies if all necessary information is available prior to the completion of the event and if the liquidity of the relevant constituent(s) is not expected to be significantly diminished on the day of implementation. Otherwise, MSCI will determine the most appropriate implementation method and announce it prior to the changes becoming effective.

Tender Offers

In tender offers, the acquired or merging security is generally deleted from the applicable MSCI Indices at the end of the initial offer period, when the offer is likely to be successful and/or if the free float of the security is likely to be substantially reduced (this rule is applicable even if the offer is extended), or once the results of the offer have been officially communicated and the offer has been successful and the security’s free float has been substantially reduced, if all required information is not available in advance or if the offer’s outcome is uncertain. The main factors considered by MSCI when assessing the outcome of a tender offer (not in order of importance) are: the announcement of the offer as friendly or hostile, a comparison of the offer price to the acquired security’s market price, the recommendation by the acquired company’s board of directors, the major shareholders’ stated intention whether to tender their shares, the required level of acceptance, the existence of pending regulatory approvals, market perception of the transaction, official preliminary results if any, and other additional conditions for the offer.

If a security is deleted from an MSCI index, the security will not be reinstated immediately after its deletion even when the tender offer is subsequently declared unsuccessful and/or the free float of the security is not substantially reduced. It may be reconsidered for MSCI index inclusion in the context of a quarterly index review or annual full country index review. MSCI uses market prices for implementation.

Late Announcements of Completion of Mergers and Acquisitions

When the completion of an event is announced too late to be reflected as of the close of the last trading day of the acquired or merging entities, implementation occurs as of the close of the following day or as soon as practicable

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Enhanced Growth Securities Notes Linked to an International ETF Basket due July 8, 2013

The Basket Components (Continued)

thereafter. In these cases, MSCI uses a calculated price for the acquired or merging entities. The calculated price is determined using the terms of the transaction and the price of the acquiring or merged entity, or, if not appropriate, using the last trading day’s market price of the acquired or merging entities.

Conversions of Share Classes

Conversions of a share class into another share class resulting in the deletion and/or addition of one or more classes of shares are implemented as of the close of the last trading day of the share class to be converted.

Spin-Offs

On the ex-date of a spin-off, a price adjustment factor (“PAF”) is applied to the price of the security of the parent company. The PAF is calculated based on the terms of the transaction and the market price of the spun-off security. If the spun-off entity qualifies for inclusion, it is included as of the close of its first trading day. If appropriate, MSCI may link the price history of the spun-off security to a security of the parent company.

In cases of spin-offs of partially-owned companies, the post-event free float of the spun-off entity is calculated using a weighted average of the existing shares and the spun-off shares, each at their corresponding free float. Any resulting changes to FIFs and/or domestic inclusion factors (“DIF”) are implemented as of the close of the ex-date.

When the spun-off security does not trade on the ex-date, a “detached” security is created to avoid a drop in the free float-adjusted market capitalization of the parent entity, regardless of whether the spun-off security is added or not. The detached security is included until the spun-off security begins trading, and is deleted thereafter. Generally, the value of the detached security is equal to the difference between the price on the day prior to the ex-date and the ex-price of the parent security.

Corporate Actions

Corporate actions such as splits, bonus issues and rights issues, which affect the price of a security, require a price adjustment. In general, the PAF is applied on the ex-date of the event to ensure that security prices are comparable between the ex-date and the day prior to the ex-date. To do so, MSCI adjusts for the value of the right and/or the value of the special assets that are distributed and the changes in number of shares and FIF, if any, are reflected as of the close of the ex-date. In general, corporate actions do not impact the free float of the securities because the distribution of new shares is carried out on a pro rata basis to all existing shareholders. Therefore, MSCI will generally not implement any pending number of shares and/or free float updates simultaneously with the event.

If a security does not trade for any reason on the ex-date of the corporate action, the event will be generally implemented on the day the security resumes trading.

Share Placements and Offerings

Changes in number of shares and FIF resulting from primary equity offerings representing at least 5% of the security’s number of shares are generally implemented as of the close of the first trading day of the new shares, if

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Enhanced Growth Securities Notes Linked to an International ETF Basket due July 8, 2013

The Basket Components (Continued)

all necessary information is available at that time. Otherwise, the event is implemented as soon as practicable after the relevant information is made available. A primary equity offering involves the issuance of new shares by a company. Changes in number of shares and FIF resulting from primary equity offerings representing less than 5% of the security’s number of shares are deferred to the next regularly scheduled index review following the completion of the event. For public secondary offerings of existing constituents representing at least 5% of the security’s number of shares, where possible, MSCI will announce these changes and reflect them shortly after the results of the subscription are known. Secondary public offerings that, given lack of sufficient notice, were not reflected immediately will be reflected at the next quarterly index review. Secondary offerings involve the distribution of existing shares of current shareholders in a listed company and are usually pre-announced by a company or by a company’s shareholders and open for public subscription during a pre-determined period.

Debt-to-Equity Swaps

In general, large debt-to-equity swaps involve the conversion of debt into equity originally not convertible at the time of issue. In this case, changes in numbers of shares and subsequent FIF and/or DIF changes are implemented as of the close of the first trading day of the newly issued shares, or shortly thereafter if all necessary information is available at the time of the swap. In general, shares issued in debt-to-equity swaps are assumed to be issued to strategic investors. As such, the post event free float is calculated on a pro forma basis assuming that all these shares are non-free float. Changes in numbers of shares and subsequent FIF and/or DIF changes due to conversions of convertible bonds or other convertible instruments, including periodical conversions of preferred stocks and small debt-to-equity swaps are implemented as part of the quarterly index review.

Suspensions and Bankruptcies

MSCI will remove from the MSCI Equity Index Series as soon as practicable companies that file for bankruptcy, companies that file for protection from their creditors and/or are suspended and for which a return to normal business activity and trading is unlikely in the near future. When the primary exchange price is not available, MSCI will delete securities at an over the counter or equivalent market price when such a price is available and deemed relevant. If no over the counter or equivalent price is available, the security will be deleted at the smallest price (unit or fraction of the currency) at which a security can trade on a given exchange. For securities that are suspended, MSCI will carry forward the market price prior to the suspension during the suspension period.

PRS-20

Enhanced Growth Securities Notes Linked to an International ETF Basket due July 8, 2013

The iShares MSCI Australia Index Fund

Historical Information

We obtained the closing prices listed below from Bloomberg. You can obtain the value of the iShares MSCI Australia Index Fund at any time from Bloomberg under the symbol “EWA” or from the iShares website at www.ishares.com. We make no representation or the warranty as to the accuracy or completeness of the information obtained from these sources. No information contained on the iShares website is incorporated by reference into this pricing supplement.

The following graph sets forth end-of-period closing prices of the iShares MSCI Australia Index Fund for each month in the period from January 1, 1999 through May 2010 and for the period from June 1, 2010 to June 23, 2010. The closing price on June 23, 2010 was $20.74.

PRS-21

Enhanced Growth Securities Notes Linked to an International ETF Basket due July 8, 2013

The iShares MSCI Australia Index Fund (Continued)

The following table sets forth the high and low closing prices, as well as end-of-period closing prices, of the iShares MSCI Australia Index Fund for each quarter in the period from January 1, 1999 through March 31, 2010 and for the period from April 1, 2010 to June 23, 2010.

	High	Low	Last
1999
First Quarter	$10.50	$9.63	$10.13
Second Quarter	$11.44	$10.13	$11.19
Third Quarter	$11.63	$9.94	$10.31
Fourth Quarter	$11.06	$9.69	$11.06
2000
First Quarter	$11.25	$9.88	$9.88
Second Quarter	$10.81	$9.13	$10.81
Third Quarter	$10.81	$9.25	$9.50
Fourth Quarter	$9.75	$8.88	$9.50
2001
First Quarter	$10.00	$8.30	$8.30
Second Quarter	$9.95	$8.31	$9.69
Third Quarter	$9.82	$7.60	$7.71
Fourth Quarter	$9.45	$8.12	$9.45
2002
First Quarter	$9.99	$9.31	$9.90
Second Quarter	$10.59	$9.55	$10.00
Third Quarter	$10.15	$8.40	$8.64
Fourth Quarter	$9.63	$8.60	$9.08
2003
First Quarter	$9.78	$8.72	$9.59
Second Quarter	$11.45	$9.58	$11.10
Third Quarter	$11.87	$10.69	$11.76
Fourth Quarter	$13.36	$11.89	$13.36
2004
First Quarter	$14.28	$13.12	$14.07
Second Quarter	$14.41	$12.10	$13.42
Third Quarter	$14.52	$13.11	$14.52
Fourth Quarter	$16.99	$14.60	$16.70
2005
First Quarter	$18.22	$16.16	$17.03
Second Quarter	$18.26	$16.28	$17.68
Third Quarter	$19.77	$17.01	$19.61
Fourth Quarter	$19.64	$17.93	$18.80
2006
First Quarter	$20.36	$19.17	$20.01
Second Quarter	$22.76	$19.18	$20.75
Third Quarter	$21.97	$20.11	$21.20
Fourth Quarter	$24.32	$21.13	$23.90
2007
First Quarter	$26.37	$22.72	$25.95
Second Quarter	$29.05	$26.01	$28.42
Third Quarter	$31.77	$24.14	$31.77
Fourth Quarter	$34.71	$27.95	$28.82
2008
First Quarter	$28.92	$24.70	$25.76
Second Quarter	$30.32	$26.27	$26.69
Third Quarter	$26.46	$19.75	$20.54
Fourth Quarter	$20.74	$10.96	$14.01
2009
First Quarter	$14.41	$10.51	$13.39
Second Quarter	$17.85	$13.62	$16.80
Third Quarter	$22.60	$15.55	$22.60
Fourth Quarter	$24.50	$21.44	$22.84
2010
First Quarter	$24.29	$20.45	$23.97
April 1, 2010 to June 23, 2010	$25.12	$18.49	$20.74

PRS-22

Enhanced Growth Securities Notes Linked to an International ETF Basket due July 8, 2013

The iShares MSCI Brazil Index Fund

We obtained the closing prices listed below from Bloomberg. You can obtain the value of the iShares MSCI Brazil Index Fund at any time from Bloomberg under the symbol “EWZ” or from the iShares website at www.ishares.com. We make no representation or warranty as to the accuracy or completeness of the information obtained from these sources. No information contained on the iShares website is incorporated by reference into this pricing supplement.

The following graph sets forth end-of-period closing prices of the iShares MSCI Brazil Index Fund for each month in the period from July 14, 2000 through May 2010 and for the period from June 1, 2010 to June 23, 2010. The closing price on June 23, 2010 was $66.70.

PRS-23

Enhanced Growth Securities Notes Linked to an International ETF Basket due July 8, 2013

The iShares MSCI Brazil Index Fund (Continued)

The following table sets forth the high and low closing prices, as well as end-of-period closing prices, of the iShares MSCI Brazil Index Fund for each quarter in the period from July 14, 2000 through March 31, 2010 and for the period from April 1, 2010 to June 23, 2010.

	High	Low	Last
2000
July 14, 2000 to September 30, 2000	$20.31	$17.69	$18.13
Fourth Quarter	$18.19	$14.38	$16.50
2001
First Quarter	$18.75	$14.30	$14.98
Second Quarter	$15.63	$13.47	$14.38
Third Quarter	$14.41	$8.40	$9.20
Fourth Quarter	$12.77	$8.80	$12.70
2002
First Quarter	$14.00	$11.41	$13.23
Second Quarter	$13.80	$8.75	$9.70
Third Quarter	$9.49	$5.79	$5.79
Fourth Quarter	$8.50	$5.35	$7.98
2003
First Quarter	$9.00	$7.17	$8.35
Second Quarter	$11.19	$8.65	$10.61
Third Quarter	$13.23	$10.19	$12.69
Fourth Quarter	$17.09	$13.05	$17.00
2004
First Quarter	$18.73	$15.59	$16.80
Second Quarter	$17.34	$12.49	$14.71
Third Quarter	$18.57	$14.67	$18.54
Fourth Quarter	$22.24	$18.30	$22.24
2005
First Quarter	$25.54	$19.87	$22.85
Second Quarter	$24.96	$21.27	$24.77
Third Quarter	$33.45	$23.76	$33.30
Fourth Quarter	$36.02	$28.97	$33.30
2006
First Quarter	$43.07	$34.68	$39.90
Second Quarter	$46.93	$31.98	$39.14
Third Quarter	$40.63	$36.18	$38.47
Fourth Quarter	$46.74	$38.09	$46.68
2007
First Quarter	$49.40	$42.67	$49.17
Second Quarter	$62.85	$49.50	$61.35
Third Quarter	$74.52	$51.60	$74.09
Fourth Quarter	$85.96	$72.40	$80.70
2008
First Quarter	$88.23	$69.13	$77.03
Second Quarter	$100.47	$79.84	$89.59
Third Quarter	$87.78	$50.99	$56.57
Fourth Quarter	$56.25	$26.89	$34.90
2009
First Quarter	$40.89	$31.75	$37.67
Second Quarter	$57.95	$39.30	$52.97
Third Quarter	$67.67	$49.05	$67.67
Fourth Quarter	$79.73	$66.03	$74.61
2010
First Quarter	$77.79	$62.77	$73.66
April 1, 2010 to June 23, 2010	$75.73	$58.61	$66.70

PRS-24

Enhanced Growth Securities Notes Linked to an International ETF Basket due July 8, 2013

The iShares MSCI Canada Index Fund

We obtained the closing prices listed below from Bloomberg. You can obtain the value of the iShares MSCI Canada Index Fund at any time from Bloomberg under the symbol “EWC” or from the iShares website at www.ishares.com. We make no representation or warranty as to the accuracy or completeness of the information obtained from these sources. No information contained on the iShares website is incorporated by reference into this pricing supplement.

The following graph sets forth end-of-period closing prices of the iShares MSCI Canada Index Fund for each month in the period from January 1, 1999 through May 2010 and for the period from June 1, 2010 to June 23, 2010. The closing price on June 23, 2010 was $26.65.

PRS-25

Enhanced Growth Securities Notes Linked to an International ETF Basket due July 8, 2013

The iShares MSCI Canada Index Fund (Continued)

The following table sets forth the high and low closing prices, as well as end-of-period closing prices, of the iShares MSCI Canada Index Fund for each quarter in the period from January 1, 1999 through March 31, 2010 and for the period from April 1, 2010 to June 23, 2010.

	High	Low	Last
1999
First Quarter	$12.94	$11.50	$12.44
Second Quarter	$14.06	$12.63	$14.06
Third Quarter	$14.63	$12.94	$13.44
Fourth Quarter	$16.75	$13.13	$16.50
2000
First Quarter	$19.06	$15.88	$18.44
Second Quarter	$20.00	$16.88	$19.94
Third Quarter	$21.75	$15.88	$16.13
Fourth Quarter	$16.44	$12.63	$13.38
2001
First Quarter	$14.20	$10.70	$10.85
Second Quarter	$12.51	$10.55	$11.50
Third Quarter	$11.59	$9.40	$9.65
Fourth Quarter	$11.04	$9.60	$10.62
2002
First Quarter	$11.35	$10.30	$11.06
Second Quarter	$11.45	$10.53	$10.62
Third Quarter	$10.70	$8.52	$8.60
Fourth Quarter	$9.85	$8.11	$9.44
2003
First Quarter	$10.10	$9.48	$9.76
Second Quarter	$12.09	$9.83	$11.80
Third Quarter	$12.78	$11.38	$12.41
Fourth Quarter	$14.25	$12.53	$14.25
2004
First Quarter	$14.95	$13.95	$14.59
Second Quarter	$15.09	$13.00	$14.37
Third Quarter	$15.46	$13.72	$15.46
Fourth Quarter	$17.42	$15.63	$17.29
2005
First Quarter	$18.32	$16.28	$17.78
Second Quarter	$18.45	$16.47	$18.27
Third Quarter	$21.58	$18.09	$21.58
Fourth Quarter	$22.06	$19.55	$21.91
2006
First Quarter	$23.96	$22.32	$23.61
Second Quarter	$25.48	$22.15	$23.69
Third Quarter	$24.96	$22.85	$23.96
Fourth Quarter	$26.17	$23.16	$25.25
2007
First Quarter	$26.42	$24.11	$26.15
Second Quarter	$30.66	$26.35	$29.86
Third Quarter	$32.73	$27.52	$32.73
Fourth Quarter	$36.42	$31.00	$32.12
2008
First Quarter	$32.95	$28.40	$30.30
Second Quarter	$35.77	$30.70	$33.24
Third Quarter	$33.24	$25.96	$26.34
Fourth Quarter	$26.15	$14.47	$17.43
2009
First Quarter	$18.88	$13.79	$16.46
Second Quarter	$23.64	$16.99	$21.42
Third Quarter	$26.05	$19.87	$25.48
Fourth Quarter	$26.80	$23.85	$26.33
2010
First Quarter	$28.19	$24.25	$27.89
April 1, 2010 to June 23, 2010	$28.85	$25.16	$26.65

PRS-26

Enhanced Growth Securities Notes Linked to an International ETF Basket due July 8, 2013

The iShares MSCI Mexico Investable Market Index Fund

We obtained the closing prices listed below from Bloomberg. You can obtain the value of the iShares MSCI Mexico Investable Market Index Fund at any time from Bloomberg under the symbol “EWW” or from the iShares website at www.ishares.com. We make no representation or warranty as to the accuracy or completeness of the information obtained from these sources. No information contained on the iShares website is incorporated by reference into this pricing supplement.

The following graph sets forth end-of-period closing prices of the iShares MSCI Mexico Investable Market Index Fund for each month in the period from January 1, 1999 through May 2010 and for the period from June 1, 2010 to June 23, 2010. The closing price on June 23, 2010 was $51.20.

PRS-27

Enhanced Growth Securities Notes Linked to an International ETF Basket due July 8, 2013

The iShares MSCI Mexico Investable Market Index Fund (Continued)

The following table sets forth the high and low closing prices, as well as end-of-period closing prices, of the iShares MSCI Mexico Investable Market Index Fund for each quarter in the period from January 1, 1999 through March 31, 2010 and for the period from April 1, 2010 to June 23, 2010.

	High	Low	Last
1999
First Quarter	$13.19	$8.19	$13.19
Second Quarter	$16.63	$13.31	$15.50
Third Quarter	$15.81	$12.75	$13.00
Fourth Quarter	$18.06	$12.00	$18.06
2000
First Quarter	$20.56	$16.25	$18.44
Second Quarter	$19.00	$14.19	$16.44
Third Quarter	$18.50	$15.19	$15.19
Fourth Quarter	$15.81	$12.75	$13.31
2001
First Quarter	$15.40	$13.00	$13.99
Second Quarter	$16.99	$13.43	$16.85
Third Quarter	$17.25	$11.90	$12.35
Fourth Quarter	$15.44	$12.40	$15.18
2002
First Quarter	$18.05	$14.98	$17.85
Second Quarter	$18.10	$13.57	$14.59
Third Quarter	$14.53	$12.11	$12.29
Fourth Quarter	$13.95	$12.16	$12.45
2003
First Quarter	$13.31	$11.20	$11.64
Second Quarter	$14.80	$11.87	$14.46
Third Quarter	$15.74	$14.48	$15.42
Fourth Quarter	$17.08	$15.05	$17.08
2004
First Quarter	$20.76	$17.01	$20.76
Second Quarter	$21.22	$17.37	$19.49
Third Quarter	$20.57	$18.36	$20.45
Fourth Quarter	$25.18	$20.32	$25.16
2005
First Quarter	$27.16	$23.48	$24.10
Second Quarter	$27.39	$22.80	$27.17
Third Quarter	$32.76	$27.19	$32.76
Fourth Quarter	$36.57	$29.62	$35.74
2006
First Quarter	$39.28	$36.10	$38.34
Second Quarter	$43.78	$31.54	$36.99
Third Quarter	$43.20	$35.95	$43.20
Fourth Quarter	$51.20	$42.24	$51.20
2007
First Quarter	$55.38	$47.94	$54.36
Second Quarter	$64.33	$55.34	$61.65
Third Quarter	$64.77	$53.06	$58.79
Fourth Quarter	$63.70	$52.98	$56.00
2008
First Quarter	$59.38	$49.90	$59.10
Second Quarter	$62.93	$56.50	$56.94
Third Quarter	$56.05	$43.71	$46.67
Fourth Quarter	$46.62	$24.75	$32.27
2009
First Quarter	$34.61	$21.79	$27.10
Second Quarter	$37.86	$27.92	$36.86
Third Quarter	$45.71	$34.45	$43.68
Fourth Quarter	$50.65	$42.25	$48.87
2010
First Quarter	$53.37	$45.85	$53.37
April 1, 2010 to June 23, 2010	$55.49	$46.08	$51.20

PRS-28